EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 1, 2017,  with respect to the consolidated financial statements and effectiveness of internal control over financial reporting of AxoGen, Inc. and Subsidiaries,  included in the Annual Report on Form 10-K as of and for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

Our report dated March 1, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016, expressed an opinion that AxoGen, Inc. had not maintained effective internal control over financial reporting for the design and operation of key controls around the use of judgment and calculations of significant estimates, as well as quarterly cycle count procedures related to consigned inventories, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Lurie, LLP

Lurie, LLP
Minneapolis, Minnesota

October 2, 2017